EXHIBIT 21

                                  SUBSIDIARIES


American Network Exchange, Inc.
Capital Network System Inc.
Capital Network International, Inc.1
Capital Network Mexico2
AMNEX International, Inc.
National Billing Exchange, Inc.3
Crescent Public Communications Inc.
American Hotel Exchange, Inc.
Sun Tel North America, Inc.4
Telecommunity & International Network Services, Inc.5



--------
1Wholly-owned subsidiary of Capital Network System Inc.
2Wholly-owned subsidiary of Capital Network International, Inc.
380%-owned subsidiary of AMNEX, Inc.
480%-owned subsidiary of Crescent Public Communications, Inc.
550%-owned subsidiary of AMNEX, Inc.